February 5, 2009

Dear DBTB Stockholder:

Debut Broadcasting is pleased to announce that we have relocated our principal executive offices and headquarters to our existing syndication programming and sales offices at 1025 16th Ave. South, Suite 102, Nashville, TN 37212.

The decision to move our executive offices/headquarters was based on an extensive analysis of cost-savings opportunities.  Through this analysis we determined that there was a viable opportunity to consolidate our Nashville operations into one facility.  This relocation gives us the ability (for the first time in many years) to bring our corporate and syndication staff together at the same location, while at the same time bringing significant monthly cost savings.

Our new headquarters is only one block from its former location and provides a more modern and contemporary office environment.  For our employees, this location provides better security and better access to standard office amenities without the disruption of a long-distance relocation.  In addition, remaining on 16th Avenue keeps us in close proximity to all of the record labels and industry business in Nashville.

The lease for our executive offices (at 1209 16th Avenue South) had expired and was being continued on a month-to-month basis.  Consolidating our executive offices into our existing syndication/sales offices did not require us to sign a new lease, and all of our contractual agreements remained the same.  We expect the financial effect of this transaction will result in annual savings of approximately $75,000 – an important boost as we seek each year to attain the financial results necessary.

We believe, unanimously and emphatically, that making this slight geographic change will enhance our ability to continue as a company that respects and values our employees, and that provides our customers with the essential information and expert experience that is unmatched by any other media company.

Best Regards:

Robert Marquitz	Steven Ludwig	Sariah Hopkins
President, Chairman, and	Executive Vice President, and	Executive Vice President, and
Chief Operating Officer	Chief Executive Officer	Chief Financial Officer

Historic Music Row     1025 – 16th Avenue S Ste 102     Nashville TN  37212
(615) 301-0001 Tel     (615) 301-0002 Fax